Item 77C - DWS Multi-Market Income Trust
(the "Registrant").

Registrant incorporates by reference its
Proxy Statement filed on April
10, 2007 (Accession No. 0000950137-07-005341).

Shareholder Meeting Results:
The Annual Meeting of Shareholders of DWS
Multi-Market Income Trust (the "Fund") was
held on May 24, 2007. The following matter
was voted on by the shareholders of said
Fund (the resulting votes are presented
below):
I.	To elect nine individuals to constitute
the Board of Trustees of the Fund.


Number of Votes:

For
Withheld
John W. Ballantine
18,529,690
309,366
Donald L. Dunaway
18,517,633
321,423
James R. Edgar
18,511,454
327,602
Paul K. Freeman
18,537,860
301,196
Robert B. Hoffman
18,514,483
324,573
William McClayton
18,537,210
301,486
Shirley D. Peterson
18,500,700
338,356
Axel Schwarzer
18,504,271
334,785
Robert H. Wadsworth
18,536,345
302,711




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